Exhibit(r)(2)

BLACKSTONE ALTERNATIVE ASSET MANAGEMENT L.P.

BLACKSTONE STRATEGIC ALLIANCE ADVISORS L.L.C.

BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

BLACKSTONE STRATEGIC CAPITAL ADVISORS L.L.C. BSCA

ADVISORS L.L.C.

BLACKSTONE SENFINA ADVISORS L.L.C.

Code of Ethics for

Blackstone’s Hedge

Fund Solutions Group

April 2015

Table of Contents

I.	Introduction	2
II.	Definitions	3
III.	General Principles	4
IV.	Persons to Whom This Code Applies	5
V.	Gifts	5
VI.	Political Contributions	5
VII.	Hedge Fund Monitor List	6
VIII.	Pre-Approval Procedures	6
IX.	CEO Review	7
X.	Divestiture	7
XI.	Periodic Position Reporting	8
XII.	Review of Reports Required by This Code of Ethics	8
XIII.	Employee Certifications	8
XIV.	Recordkeeping Requirements	9
XV.	Policy for Reporting Suspicious Activities and Concerns	9
XVI.	Procedures Relating to The Blackstone Group	11

Exhibit A: Gift/Entertainment Disclosure and Approval Form		12

Exhibit B: Hedge Fund Transaction Pre-Approval Form		13

I.	Introduction

This Code of Ethics (the “Code”) has been adopted by Blackstone Alternative Asset Management L.P. (“BAAM”), Blackstone Strategic Alliance Advisors L.L.C. (“BSAA”), Blackstone Alternative Solutions L.L.C. (“BAS”), Blackstone Alternative Investment Advisors LLC (“BAIA”), Blackstone Strategic Capital Advisors L.L.C. (“BSCA”), and BSCA Advisors L.L.C. (“BSCAA”), and Blackstone Senfina Advisors L.L.C. (“BSA”, and together with BAAM, BSAA, BAS, BAIA, BSCA, and BSA the “Registrant”) in accordance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of the Code is to establish guidelines and procedures applicable to all officers, directors and employees of Registrant regarding business ethics, confidentiality and trading in securities. The Code incorporates and supplements the policies and procedures set forth in “The Blackstone Group Code of Ethics.” In the event of any inconsistency between the terms of the Code and “The Blackstone Group Code of Ethics,” the policies and procedures of the Code shall prevail.

Registrant seeks to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Registrant are highly valued and must be protected. As a result, Registrant and its Access Persons (defined below) should not act or behave in any manner or engage in any activity that (1) creates the suspicion or appearance of the misuse of material, nonpublic information by Registrant or any Access Person (defined below), (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Advisory Client (defined below) or investor, or (3) creates any actual or potential conflict of interest, or the appearance of a conflict of interest, between any Advisory Client or investor, on the one hand, and Registrant or any Access Person, on the other hand.

Access Persons (defined below) are required to report promptly any breaches or lapses in Registrant’s compliance policies and procedures to Registrant’s Chief Compliance Officer (“CCO”) and/or Compliance (defined below). Access Persons (defined below) are also urged to discuss any perceived shortcomings or potential improvements in Registrant’s compliance policies and procedures with Compliance and/or the BX Compliance Department. The Blackstone Group L.P. (“BX” or “Blackstone”) Compliance Department will bring any violations which it deems material to BX’s Chief Legal Officer, who, together with the CCO, will determine what penalties, if any, will be applied.

BAAM and BAIA, in their capacity as investment adviser to certain publicly traded funds, also are subject to the Code of Ethics for such Funds.

If the provisions of this Code should conflict with, or impose different or incremental obligations on an employee from, the provisions of any other agreement to which such employee and Registrant or any of its affiliated entities are parties, the provisions of the stricter document shall take precedence.

II.	Definitions

As used in the Code, the following terms have the following meanings:

An “Access Person” is any of Registrant’s employees or consultants who: (i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund(1) or underlying fund or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.(2)

“Advisers Act” shall refer to the Investment Advisers Act of 1940, as amended. “Advisory

Client” or “Client” shall mean a person or entity to which Registrant provides investment advice, including the Funds (defined below).

“Compliance Team” or “Compliance” refers to the Registrant’s compliance professionals who service BAAM, BSAA, BAS, BAIA, BSCA, BSCAA, and BSA.

“Funds” shall refer to the series of Registered Funds (defined below), private funds and/or collective investment vehicles engaged in multi-manager investment programs and/or emerging fund managers for which the Registrant provides investment advisory services.

(1)	The Registrant does not issue any “reportable funds” or “reportable securities” as defined in SEC Final Rule: Investment Adviser Code of Ethics, Rel. Nos IA-2256, IC-26492 (July 2, 2004).
(2)	Advisers Act Rule 204A-1(e)(1).

“Hedge Fund” shall mean any pooled investment vehicle in which the Registrant’s Funds may invest that (i) is allowed to use strategies such as selling short, leverage, program trading, swaps, arbitrage and derivatives in addition to common mutual fund strategies, (ii) does not register its ownership units with the SEC or any U.S. and/or non-U.S. regulatory body, and (iii) utilizes an investment adviser that may or may not be registered with U.S. regulatory authorities. In this Code, the term “Hedge Fund” refers to any investments and/or investment vehicles managed by third party managers in which the Registrant’s Funds may invest and does not include private equity funds.

“Hedge Fund Monitor List” shall refer to a list, compiled by Compliance, of hedge fund managers of which the investment activities of Access Persons generally will be restricted. Reasons to be on this list may include, but are not limited to: (i) managers utilized by any of the existing Funds, and (ii) managers that are scheduled or are being considered for future due diligence and/or allocations.

“Hedge Funds Solutions Group” or “Hedge Funds Solutions” (“HFS”) shall refer to the division of The Blackstone Group L.P., which includes BAAM, BSAA, BAS, BAIA, BSCA, BSCAA, and BSA, each a registered investment adviser.

“Investor” shall refer to an underlying beneficial owner of a Fund and/or Client.

“Related Parties” shall mean members of an individual’s family and any entity or investment account whereby the individual or an individual’s family member has the ability to control investment decisions, control being defined as having 25% or greater voting power.

“Registered Fund” shall mean (1) a management investment company registered under the Investment Company Act of 1940, as amended, or (2) an investment fund established as Undertakings for Collective Investment in Transferable Securities (“UCITS”) pursuant to the European Communities Regulations 2011, as amended.

III.	General Principles

As an investment adviser, Registrant and its Access Persons owe a fiduciary responsibility to all Advisory Clients. A critical component of the fiduciary duty to Advisory Clients is to avoid potential conflicts of interest. As such this Code provides as follows:

•	All Access Persons owe a fiduciary obligation to all Advisory Clients;

•	All Access Persons have the duty at all times to place the interests of all Advisory Clients first and foremost;

•	All Access Persons must comply with all applicable federal securities laws;

•	All Access Persons must execute personal securities transactions in compliance with this Code to avoid any actual or potential conflict of interest or abuses of their position of trust and responsibility (even the appearance of a conflict of interest should, to the extent practicable, be avoided); and

•	No Access Persons should take improper advantage of their positions in relation to Advisory Clients and/or unfair advantage of information that they learn.

IV.	Persons to Whom This Code Applies

Except where otherwise indicated, the requirements of this Code apply directly to all Access Persons.

V.	Gifts

No Access Person is permitted, directly or indirectly, to give any gift of any value to any person where such gift is in relation to the business of the employer of the recipient without Compliance pre-approval. If an Access Person wishes to accept a gift exceeding $100 in value, such Access Person must complete the “Gift/Entertainment Disclosure and Approval Form” and have the appropriate department head approval on the form. The “Gift/Entertainment Disclosure and Approval Form” is attached as Exhibit A. All forms are forwarded to Compliance for review and approval.

Moreover, without the consent of the Registrant’s General Counsel or CCO, employees of the Registrant may not accept any gifts or entertainment(3) from a service provider to the Registrant’s Registered Funds, where such gift or entertainment relates specifically to the services provided on behalf of the Registered Funds.

VI.	Political Contributions

Personal political contributions or other political activity could be restricted by law or agreement or could have seriously negative business ramifications to BX as a result of current or prospective business with related governmental bodies. Therefore, all BX employees and senior advisors must obtain prior approval by emailing “Political Contribution Clearance” to make any political contributions or to solicit or coordinate any political contributions, including contributions to political parties or political action committees, and including in-kind contributions (e.g., engaging in volunteer work on behalf of a candidate or party). The requirement to obtain prior approval may be extended to consultants at the discretion of Compliance. The request for clearance must include the name of the recipient of the proposed contribution, the political office which the candidate is seeking and the amount and approximate date of the contribution. In the case of a solicitation or coordination of contributions or other activity, the request should include a description of the relevant event or activity. The employee will receive a reply from BX’s Chief Legal Officer or his designee granting or denying clearance. This requirement applies to contributions made in the name of an employee and his/her spouse, minor children and relatives or other individuals living with the employee or for whose support the employee is wholly or partially responsible. If a contribution or other activity is not completed within thirty days of receiving approval, a new request for approval must be made.

(3)	Generally, meals provided on-site at counterparty locations will not be included.

VII.	Hedge Fund Monitor List

Subject to being a fund of funds transaction (see below) or an exception approved in writing by BAAM’s CEO (the “CEO”) (see Section IX.), Access Persons and their Related Parties: (i) shall not purchase an interest in a Hedge Fund currently held by any Fund managed by Registrant or listed on the Hedge Fund Monitor List, and (ii) shall divest any ownership of a particular Hedge Fund when so notified by the CEO that the Hedge Fund Monitor List is being updated to include the subject Hedge Fund unless the CEO allows for the continued investment in such Hedge Fund positions.

VIII.	Pre-Approval Procedures

A. Approval Requirements for Personal Hedge Fund Transactions. All transactions in Hedge Funds by Access Persons and their Related Parties shall require pre-approval by the CEO in addition to BX Personal Trade Clearance. Compliance shall maintain a copy of the completed pre-approval forms and the supporting documentation. The “Hedge Fund Transaction Pre-approval Form” is attached as Exhibit B.

Transactions in Hedge Funds by the CEO and his Related Parties shall require pre- approval from Compliance in the manner described below for Access Persons and their Related Parties. The Compliance Team shall make a decision in accordance with the criteria and procedures described below. Compliance shall have the discretion to involve the BX’s Chief Legal Officer in making such decision.

B. Time of Approval. Generally, the request shall be filed with the CEO at least 3 business days prior to the date of the proposed transaction and the decision of the CEO shall be made available no later than 2 business days after the pre-approval request was filed. Any approval given shall be valid for 30 days.

C. Form. Pre-approval must be obtained in writing by completing and signing a Hedge Fund Transaction Pre-Approval Form and submitting it to Compliance (see Exhibit A).

D. Filing. Compliance will retain a copy of all completed Hedge Fund Transaction Pre- Approval and Authorization Forms in the manner contemplated by Section XII.

E. Approval Requirements for Personal Securities Transactions other than Hedge Funds. BX Employees and Registrant Access Persons are required to obtain pre- approval of all personal securities transactions through BX Personal Trade Clearance. In addition to this, Access Persons are also required to pre-clear all personal securities transactions through BAAM Personal Trade Clearance.

IX.	CEO Review

The goal of this review (which may be delegated to a senior member of Compliance) is to ensure that the fiduciary responsibilities owed to the Advisory Clients are not and will not be compromised by a proposed transaction. Therefore, when reviewing a transaction, the following issues, at a minimum, should be addressed:

A. Safe Harbor Transactions. If a transaction is contemplated by an Access Person or a Related Party (the “Investing Party”) whereby the investment vehicle is a fund of funds that invests in at least 10 underlying Hedge Funds, the transaction shall not be deemed to have or potentially have a negative impact on Registrant’s Clients. The review procedures for transactions in this category generally shall be limited to obtaining subscription documents from the Access Person or having conversations with a representative of the fund of funds to (i) confirm the number of underlying Hedge Funds, and (ii) determine if there is a relationship between the Investing Party and the manager of the fund-of-funds vehicle.

B. Issues to Consider for Other Transactions. At a minimum, the following issues should be reviewed with respect transactions not falling under the Safe Harbor rule:

•	How did the Investing Party find out about this investment opportunity?

•	How does the fee structure of the proposed investment compare with any of the Registrant Funds’ investment into the same Hedge Fund (if applicable)?*

•	Is this Hedge Fund currently being considered by the Registrant for an allocation into any of the Funds?*

•	Is the proposed transaction using capacity that any of the Registrant Funds desire or were previously denied?*

•	Is this a Hedge Fund that was denied approval for allocation by a committee of the Registrant? If so, did the Investing Party have any influence on the Registrant’s decision?

•	If a redemption transaction is proposed, is the Registrant also redeeming some or all of its allocation to the same manager and/or Hedge Fund?*

C. Discretionary Override. Notwithstanding the policies of Section VI, and regardless of whether the transaction meets the Safe Harbor described above, Registrant, after review of all the facts and circumstances, may allow or disallow an investment or redemption at the CEO’s sole discretion. Any such decision contrary to policy shall be documented in writing and such documentation will be maintained by Compliance.

X.	Divestiture

Compliance shall monitor additions to the Hedge Fund Monitor List to determine if any such additions are represented in any existing Hedge Fund positions held by Access Persons and their Related Parties. Upon a match, Compliance shall notify the Access Person of the potential conflict and request that the Access Person and his Related Parties fully redeem all interests in the applicable Hedge Fund at the earliest available redemption date. Access Persons may make a

*	Typically relates only to members of Blackstone’s Management Committee since all Registrant Access Persons are precluded from investing in hedge funds in which a Fund is invested or is on the Hedge Fund Monitor List.

written request to the CEO to allow for the continued investment in such Hedge Fund positions. The CEO will evaluate these requests on a case-by-case basis and in accordance with Section VII.C of this Code. Any decision contrary to the divestiture policy shall be documented in writing and such documentation shall be maintained by Compliance.

XI.	Periodic Position Reporting

All Access Persons and their Related Parties shall prepare and submit an electronic quarterly statement of all personal Hedge Fund holdings online (http://BAAMCompliance/Default.aspx). The report is generally due within 30 days after the end of each calendar quarter.

The CEO shall submit such a quarterly statement of his or her Hedge Fund holdings in the manner described above to Compliance. Compliance shall have the discretion to involve BX’s Chief Legal Officer in the review of such statement and any subsequent actions as a result of the review.

XII.	Review of Reports Required by This Code of Ethics

Each report required to be submitted under the Code will be promptly reviewed by the BX Compliance Department when submitted.

Any violation or potential violation of the Code shall be brought to the attention of the Chief Compliance Officer and Compliance immediately after its discovery. The Chief Compliance Officer and Compliance will investigate any such violation or potential violation and report to the Chief Legal Officer of BX with a recommendation of appropriate action to be taken against any individual whom it is determined has violated the Code, as is necessary to cure the violation and prevent future violations.

Access Persons reporting any violation or potential violation will not be penalized and their status at Registrant will not be jeopardized by communicating with the Chief Compliance Office and/or Compliance. Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer and/or Compliance. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

The Chief Compliance Officer will keep a written record of all investigations in connection with any Code violations, including any action taken as a result of the violation in the manner contemplated by Section XII.

XIII.	Employee Certifications

Registrant will provide each Access Person with a copy of the Code and any amendments. Access Persons are required to acknowledge, in writing, including by electronic means, that they received a copy of the Code and any amendments.

On an annual, or other periodic basis determined by Registrant, each Access Person will be required to certify in writing or electronically that (i) he or she has received, reviewed,

understands and reaffirms his agreement to abide by all of Registrant’s policies and procedures regarding the handling and use of confidential information and personal securities trading, including any adopted since the last certification; (ii) to the best of his knowledge, he or she has complied with those policies and procedures; and (iii) he has no reason to believe that a violation of those policies or procedures, or the applicable federal or state securities laws or regulations, has occurred. Please see Exhibit N in the Supplemental Compliance Policies & Procedures for Blackstone’s Hedge Fund Solutions Group for a sample of the annual Compliance Certification form.

XIV.	Recordkeeping Requirements

The following records must be maintained at Registrant’s principal place of business in the manner and to the extent set out below. These records must be made available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of each report required to be submitted by Access Persons under the Code, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A record of all Access Persons, currently or within the past five years, who are or were required to make reports under the Code, must be maintained in an easily accessible place;

•	A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Access Persons, must be maintained in an easily accessible place; and

•	A copy of each personal trading form submitted to Compliance (including a record of all approvals to acquire or sell an interest in a Hedge Fund, must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.

XV.	Policy for Reporting Suspicious Activities and Concerns

A. Reporting Responsibility. Blackstone expects its employees to report promptly any violation of law, regulation or any Firm policy. Examples of the types of conduct that should be reported include, but are not limited to: (i) manipulation of financial results,

(ii) irregularities in books and records, (iii) bribery or improper payments, (iv) theft or fraud, (v) violations of systems and controls that provide safeguards for clients/investors, (vi) discrimination or (vii) sexual or other unlawful harassment. For more details on Blackstone’s anti-harassment policies and complaint procedures, please refer to your Employee Handbook and to Blackstone’s “Policy on Reporting of Concerns Regarding Accounting and Other Matters” (also available on Blackstone’s website and intranet).

B. How to Report. Suspected violations may be reported to your direct supervisor or, if for any reason you are uncomfortable making the report to your direct supervisor, to the BX Chief Legal Officer or the Audit Committee of BX’s Board of Directors.(4) Suspected violations of Human Resources policies and suspected employment-related violations may also be reported to the Global Head of Human Resources. Employees interested in communicating a concern anonymously may call the Employee and Reporting Hotline toll-free, 24 hours a day from any country in which Blackstone has an office. The hotline is hosted by a third party provider, EthicsPoint (also known as NAVEX Global). In the U.S., the hotline can be reached by dialing 1-855-657-8027. Callers from outside the U.S. can find country-specific dialing instructions at www.blackstone.ethicspoint.com by choosing the relevant location from the drop-down menu. Employees may also submit a report online at www.blackstone.ethicspoint.com.

C. Investigation of Suspected Violations. Information about a suspected violation will be promptly brought to the attention of Blackstone’s Chief Legal Officer (or Head of Human Resources for violations of Human Resources policies and employment related violations) and appropriate action will be taken to review, and potentially investigate, the suspected violation. Every affected employee is required to fully cooperate with any inquiry that results from any reported conduct or situation. Employees who make an anonymous report may periodically call the toll-free reporting number to obtain the status of an investigation.

D. Non-Retaliation Policy. Blackstone and its directors, officers and employees are prohibited from, directly or indirectly, discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating or retaliating against an employee because the employee, in good faith, reported information under this policy or under applicable law or assisted in investigating such a report.

Unless necessary to conduct an adequate investigation or compelled by judicial or other legal process, Blackstone shall not (i) reveal the identity of an employee who makes a report and asks that his or her identity remain confidential, or (ii) make any effort, or tolerate any effort made by any other person, to ascertain the identity of an employee who makes a report anonymously.

This policy is intended to create an environment where employees can act without fear of reprisal or retaliation. Any employee who is found to have engaged in retaliation against any employee who has exercised his/her rights under this policy or under applicable laws

(4)	The Audit Committee can be reached at The Blackstone Group L.P., Attn: Audit Committee, 345 Park Avenue, New York, New York 10154.

will be subject to appropriate remedial action, including possible termination. In addition, those individuals who violate applicable law may also be subject to civil and criminal penalties.

XVI.	Procedures Relating to The Blackstone Group

In addition to the requirements described above, Access Persons are subject to any additional policies and procedures set forth in The Blackstone Group Code of Ethics, The Blackstone Group Global Compliance Policies Manual, and The Blackstone Group Investment Adviser Compliance Policies & Procedures, including, but not limited to, policies and procedures addressing: (i) confidential and material, nonpublic information; (ii) BX’s Information Wall; (iii) additional reporting requirements; and (iv) gifts and entertainment. The Registrant also requires a complete report of each Access Person’s securities holdings, at the time the person becomes an Access Person and quarterly thereafter.

Exhibit A

Blackstone Alternative Asset Management L.P., Blackstone Strategic Alliance Advisors L.L.C., Blackstone Alternative Solutions L.L.C., Blackstone Alternative Investment Advisors LLC, Blackstone Strategic Capital Advisors L.L.C., BSCA Advisors L.L.C., and Blackstone Senfina Advisors L.L.C..

Gift/Entertainment Disclosure and Approval Form

BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/ BSA Employee Name:		Date:	The information provided is true and correct to the best of my knowledge and belief. Signature of BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/BSA Employee

Department Head Name:		/ /	Approval of Department Head ☐ I approve ☐ I do not approve of the gift/entertainment Signature of Department Head

Description of Gift/Entertainment	Date of: a) Gift Receipt, b) Gift Expense Incurred, or c) Entertainment Event	Approximate Value (including, but not limited to, lodging, travel, etc. as applicable)	Name of gifting/receiving entity and person(s), as applicable	Relationship of gifting/receiving entity to BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/ BSA

Exhibit B

Hedge Fund Transaction Pre-Approval Form

This form is to be completed for each proposed transaction in a Hedge Fund, as described in the Supplemental Policies and Procedures of Blackstone Alternative Asset Management L.P. (“BAAM”), Blackstone Strategic Alliance Advisors L.L.C. (“BSAA”), Blackstone Alternative Solutions L.L.C. (“BAS”), Blackstone Alternative Investment Advisors LLC (“BAIA”), Blackstone Strategic Capital Advisors L.L.C. (“BSCA”), BSCA Advisors L.L.C. (“BSCAA”), and Blackstone Senfina Advisors L.L.C. (“BSA”).

—TO BE COMPLETED BY INDIVIDUAL REQUESTING TRANSACTION AUTHORIZATION—

Name of Access Person Reporting:

Name of Proposed Owner (if different):

Name of Hedge Fund & Manager:

Hedge Fund Contact/Phone Number:

Type of proposed transaction:

❑	redemption, partial or full
❑	new investment
❑	additional investment

How did you find out about this Hedge Fund (you may check more than one)?

❑	through research completed at BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/BSA
❑	personal knowledge of Manager, friend or otherwise
❑	other (please specify):

Type of investment vehicle (fund-of-funds or other )
If fund-of-funds, approximate number of underlying funds

Approximate total value of the investment in this Hedge Fund before the proposed transaction:
after the proposed transaction:

Relevant terms of proposed investment for Employee

Management fee:
Incentive fee:
Redemption rights:

The above information is true and correct to the best of my knowledge and belief. I also represent that myself or my investment entity is unrelated to the manager of the proposed Hedge Fund.

Signature of Access Person Reporting	IMPORTANT: PLEASE SUBMIT A COMPLETE COPY OF THE PROPOSED INVESTMENT’S OFFERING MEMORANDUM, SUBSCRIPTION DOCUMENTS AND ANY SIDE LETTERS RELATING TO THIS INVESTMENT.
Print Name

Exhibit B

Date

——— TO BE COMPLETED BY MANAGEMENT ———

Safe Harbor: Fund-of-Funds?

1. ❑ Yes ❑ No	Is the investment into a Fund-of-Funds? If no, skip to questions 4 and 5.

2. ❑ Yes ❑ No	If question 1 is “Yes”, does the fund invest in at least 10 underlying Hedge Funds (based on review of offering memorandum)?

3. ❑ Yes ❑ No	If question 2 is “Yes”, are the parties to the desired transaction unrelated to the manager of the proposed Hedge Fund (based on review of offering memorandum, personal knowledge and representation)?

Potential Conflicts of Interest?

4. ❑ Yes ❑ No	Is this fund currently being considered by BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/BSA for an allocation? If yes, initial or additional allocation?

5. ❑ Yes ❑ No	Is the employee using capacity that BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/BSA clients desire or were previously denied access to?

6. ❑ Yes ❑ No	Is this a fund that was denied allocation by a committee or board of BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/BSA? If yes, name of committee/board & Date

7. ❑ Yes ❑ No ❑ N/A	If the answer to 6 is “Yes”, did this individual have any influence on the BAAM’s/BSAA’s/BAS’s/BAIA’s/BSCA’s/BSCAA’s/BSA’s decision? If yes, briefly explain
8. ❑ Yes ❑ No ❑ N/A	If a redemption transaction is proposed, is BAAM/BSAA/BAS/BAIA/BSCA/BSCAA/BSA also redeeming some or all of its allocation to the same manager and/or Hedge Fund?

APPROVAL SECTION

Individual Reviewing Form ❑ DENIED ❑ APPROVED CEO Date Compliance Officer	❑ Check this Box if Decision is CEO Discretionary Override and Document Below: